Exhibit 99.1


                        Notice to Investment Noteholders

Pioneer  Financial   Services,   Inc.  (the  "Company")  and  Pioneer  Financial
Industries, Inc, have been family-owned businesses since 1932. Pioneer Financial Industries, Inc. is the Company's parent (the "Parent").

As is consistent with the Company's business strategic planning efforts, William Sullivan, the Chief Executive Officer and Chairman of the Board of Directors of the Company, his family and the Company's management team have been talking about how to take the Company to the next level of growth and success. As the Company's business changes and grows, the need for new capital and strategic partners will be crucial to the Company's success.

Further, Mr. Sullivan's brothers, who are retired Chevrolet & Cadillac dealers and own over 40% of the Parent will both be in their 80's next year. As prudent investors, the brothers desire liquidity as well as diversification in their investment portfolios. To meet these concerns, the Parent has agreed to explore transactions and strategic financial alternatives to help provide the Company with adequate capital to fund future growth and to meet the investment objectives of the Sullivan family.

Consistent with the Company's culture of open communication, the Company is announcing that its Parent has engaged a financial advisor to assist it in exploring strategic alternatives for raising capital or providing liquidity to shareholders. The Company's goal is simply to position its Parent to take advantage of a change in stock ownership while meeting the investment objectives of the family and providing future growth potential for the Company.

At this time, the Company does not anticipate any change in its day-to-day management and operating methods. The Company remains committed to its employees, investment noteholders and military families. The Company will provide updates as significant developments occur with respect to this investigative process.